Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-4 of Integrated Device Technology, Inc. of our report dated June 14, 2005 relating to the consolidated financial statements, consolidated financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Integrated Device Technology, Inc.’s Form 10-K for the year ended April 3, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 22, 2005